UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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BALLY TOTAL FITNESS HOLDING CORPORATION

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Attached hereto is a letter sent by the Board of Directors of Bally to Pardus European Special Opportunities Master Fund L.P. on December 12, 2005.
Important Additional Information Will be Filed with the SEC
On December 6, 2005, Bally filed a preliminary proxy statement with the SEC. The proxy statement, when final, will be mailed to Bally stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S PRELIMINARY PROXY STATEMENT DATED DECEMBER 6, 2005, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov. SINCE SUCH DATE, CARL J. LANDECK AND JAMES A. MCDONALD HAVE SOLD 25,000 AND 50,000 SHARES OF BALLY COMMON STOCK, RESPECTIVELY.

December 12, 2005
Pardus European Special Opportunities Master Fund L.P.
c/o Pardus Capital Management L.P.
1001 Avenue of the Americas, Suite 1100
New York, NY 10018
Gentlemen:
We think it is inappropriate to negotiate the future of Bally Total Fitness through public rhetoric and repeated letters.
The real issue at hand — and one we believe will not be lost on the majority of Bally shareholders — is that the Company has made repeated and good faith attempts to meet Pardus’ demands in keeping with your position as an owner of just under 15% of Bally’s shares. However, instead of negotiating in good faith, you have chosen to torpedo the process, despite the fact that we have been willing to reach a reasonable, negotiated settlement in the interest of all shareholders. Your proposal to add four Pardus designees to our board and give them effective veto over our strategic alternatives process would, in light of your private demands to participate in that process, be irresponsible as a governance matter.
We take our fiduciary responsibilities very seriously. Together with J.P. Morgan and The Blackstone Group, we intend to consider all reasonable strategic alternatives that may include, but are not limited to, a recapitalization, the sale of securities or assets of the Company or the sale or merger of Bally Total Fitness with another entity or strategic partner. Contrary to your misstatements, there has been no private deal-making or side negotiations taking place with management or anyone else, and your proposition that we deliberately sold Crunch for less than full value in order to drive down Bally’s value is absurd on its face. We and our advisors will run an open process, whether or not your nominees are in the boardroom. We understand that you view Bally’s stock as undervalued, and encourage you to make an offer through our strategic process for the Company rather than engaging in histrionics.
We find it ironic that you publicly acknowledge “last week, the Company reported financial and operating results that were even better than ‘street’ expectations.” Yet at the same time you attempt to discredit the very management team that is responsible for the turnaround. As to your suggestions for improving the business, we cannot help but note their similarity to the very business plan management has been implementing for the past several months and was outlined in their conference call last week.
The fact is that Bally is delivering on what it promised to shareholders, and we support current management’s plan that has been driving good results – revenue is up, costs are down, and the trends are positive. These results don’t happen in a vacuum. They are the result of the very hard work of a dedicated team.
Sincerely yours,
The Board of Directors of Bally Total Fitness Holding Corporation